EXHIBIT 99.1

Hyperion Therapeutics to Broaden Orphan Disease Pipeline With Acquisition of Andromeda Biotech Ltd.

--DiaPep277®, a First-in-Class Immune Intervention Therapy in
Phase 3 Testing for New Onset Type 1 Diabetes--

--Hyperion to Host Analyst/Investor Teleconference Today at 8:45 a.m. EDT (5:45 a.m. PDT)--

BRISBANE, Calif., April 24, 2014 (GLOBE NEWSWIRE) -- Hyperion Therapeutics (Nasdaq:HPTX) announced today that it has entered into a definitive agreement under which it will acquire Andromeda Biotech Ltd., an Israel-based subsidiary of Clal Biotechnology Industries Ltd. (TASE:CBI). Andromeda is focused on the development of DiaPep277®, a first-in-class immune intervention therapy for new onset Type 1 diabetes, an orphan indication with approximately 35,000 adults diagnosed annually across the U.S. and Europe. DiaPep277 is currently being evaluated in a confirmatory Phase 3 clinical study in adult patients with new onset Type 1 diabetes. The Phase 3 study is fully enrolled and results are anticipated in the first quarter of 2015.

In its first Phase 3 study, a randomized, double-blind, placebo-controlled, multinational trial, DiaPep277 demonstrated a significant reduction in beta cell loss as reflected by preservation of glucagon-stimulated C-peptide secretion relative to placebo. In addition, a significantly higher proportion of patients treated with DiaPep277 maintained target levels of glycated hemoglobin (HbA1c, a measure of metabolic control) and had a lower rate of hypoglycemic events versus placebo. Similar results in the ongoing confirmatory Phase 3 study could position DiaPep277 as the first disease-modifying therapy approved for Type 1 diabetes.

"The acquisition of Andromeda Biotech is a transformative event for Hyperion," said Donald J. Santel, president and chief executive officer of Hyperion. "We believe DiaPep277 has the potential to become a highly differentiated, first-in-class medicine for an orphan indication with a significant unmet need. With the successful commercialization of RAVICTI® well under way, DiaPep277 adds an attractive late-stage asset to our portfolio, while we continue development of glycerol phenylbutyrate for hepatic encephalopathy."

At the closing of the transaction, Hyperion will pay $12.5 million in cash, less adjustments for expenses incurred in connection with the transaction, and 312,869 shares of Hyperion common stock (valued at approximately $7.85 million based on the average closing price of $25.09 per share for the 15 consecutive trading days ending April 17, 2014). Hyperion will potentially make contingent payments to Andromeda security holders, as follows:

  potential global regulatory and approval milestones payments that total $120 million, the first of which would not be made until acceptance of the first marketing application filing for review in either the U.S. or Europe, whichever occurs first;
  up to $430 million in commercial milestones, the first of which would be due upon achievement of annual worldwide net sales of $450 million; and
  tiered contingent sales payments ranging from 10% on annual worldwide net sales up to $300 million to 17% for annual worldwide net sales that exceed $1.2 billion, with the exception of sales by distributors in certain territories, for which the rate is 25%.

As a result of the transaction, Andromeda will become a wholly owned subsidiary of Hyperion. The transaction has been approved by the Boards of Directors of both companies and is expected to close this quarter, subject to customary closing conditions. The agreement may be terminated by either company upon the occurrence of certain events, including if the transaction has not closed by June 15, 2014. Upon closing, Hyperion's headcount is expected to increase by 10 employees with the addition of the Andromeda team.

"Our team is excited to combine our deep knowledge of DiaPep277 with Hyperion's expertise in developing and commercializing orphan therapies to address significant medical needs," said Shlomo Dagan, Ph.D., chief executive officer of Andromeda Biotech. "If the second Phase 3 study is positive, DiaPep277 could play an important role in immune intervention of Type 1 diabetes, as patients who have even modest preservation of pancreatic beta cell activity could achieve better control of their blood sugar and a reduced risk of long-term diabetes complications."

Conference Call Details

Hyperion's management will provide a business update during a conference call beginning today, April 24, at 8:45 a.m. EDT/5:45 a.m. PDT. To access the live teleconference, please dial (877) 847-7188(U.S.) or (408) 427-3787(International) and reference the conference ID# 34598351. A replay will be available for 30 days on the Events & Presentations page of the Investors section of the company's web site at www.hyperiontx.com.

About DiaPep277

DiaPep277 is a 24-amino acid peptide derived from human heat shock protein 60 (hsp60) that has demonstrated a specific and beneficial effect on the auto-immune attack of pancreatic beta cells that occurs in patients with Type 1 diabetes.

DiaPep277 preserves endogenous insulin secretion by selectively inducing anti-inflammatory T-cells and impeding beta cell destruction without impacting other essential immunological functions or causing systemic immune suppression.

Treatment of new onset Type 1 diabetes patients with DiaPep277 may have several potential benefits, including slowing disease progression, maintaining metabolic control, and reducing risk for diabetic complications. DiaPep277 is administered via subcutaneous injection once every three months and has been studied in over 500 patients. The compound holds Orphan Drug designation in the United States for treatment of Type 1 diabetes patients with residual beta cell function.

There have been more than a dozen clinical trials with DiaPep277. Phase 1 and Phase 2 studies have generally involved smaller numbers of patients treated for shorter time periods. All studies have examined release of C-peptide as a measure of pancreatic beta cell function. While two small pediatric studies did not show an effect, several Phase 1 and Phase 2 studies in the initial target adult population have shown favorable trends and, in some cases, significant differences in favor of beta cell preservation as measured using C-peptide.

The first Phase 3 trial, DIA-AID 1, was a multinational, randomized, double-blind, placebo-controlled study, which was conducted to evaluate the safety and efficacy of DiaPep277 over a 24-month treatment period in 457 new onset adult Type 1 diabetes patients. Results in both the modified intent-to-treat and per-protocol populations demonstrated a significant improvement in preservation of glucagon-stimulated C-peptide secretion and a significantly higher proportion of patients who maintained HbA1c target levels in the DiaPep277 treatment arm versus placebo. DiaPep277 was safe and well tolerated; no significant differences in serious adverse events or adverse events were observed between the treatment and placebo arms. Results of DIA-AID 1 have been published previously in abstract form and presented at major diabetes conferences. A peer-reviewed manuscript describing the result of the study was published in the May 2014 issue of Diabetes Care.

DiaPep277 is currently being studied in the confirmatory Phase 3 DIA-AID 2 study. This multicenter, randomized, double-blind, placebo-controlled, parallel-group study is investigating the safety, tolerability and efficacy of DiaPep277 over a 24-month treatment period in 474 newly diagnosed Type 1 diabetes patients ages 20-45 years. The primary endpoint is preservation of glucagon-stimulated C-peptide secretion. Secondary endpoints include percentage of subjects who achieve target HbA1c levels, percentage of subjects who require daily insulin dosing less than 0.5 U/kg, hypoglycemic events and event rates. The study, which is being conducted at 100 sites in North America, Europe, Israel and Argentina, is fully enrolled and results are anticipated in the first quarter of 2015.

About Type 1 Diabetes

Each year, approximately 35,000 adults are newly diagnosed with Type 1 diabetes across the U.S. and Europe.

Type 1 (or insulin-dependent) diabetes is an autoimmune disease that results in the permanent destruction of beta cells, the insulin-secreting cells in the pancreas. This lack of insulin results in loss of glycemic (glucose or blood sugar) control. Currently, insulin replacement therapy is the only approved therapy for Type 1 diabetes. However, glycemic control that is crucial for prevention of diabetes complications (e.g., retinopathy, neuropathy, cardiovascular disease and nephropathy) cannot be maintained by insulin replacement alone.

The Diabetes Control and Complications Trial (DCCT), conducted from 1983-1993, demonstrated that patients with Type 1 diabetes who have even modest residual beta cell activity as measured by C-peptide secretion have better glycemic control, lower risk for hypoglycemia and a reduced risk of long-term complications. As such, there is a significant unmet need for a disease-modifying therapy targeting beta cell destruction in new onset Type 1 diabetes patients.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company's first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the U.S. The compound is also marketed internationally through business partners. The company is also developing glycerol phenylbutyrate for the potential treatment of hepatic encephalopathy. For more information, please visit www.hyperiontx.com.

For additional Important Safety Information including Warnings and Precautions, Adverse Events, Drug Interactions, and Special Populations, please see full Prescribing Information (PDF) and Medication Guide (PDF) for RAVICTI at: http://www.hyperiontx.com/sites/default/files/RAVICTI_Prescribing_Information.pdf

Hyperion Therapeutics, Inc.TM and RAVICTI® are the registered trademarks of Hyperion Therapeutics, Inc. in the United States and other countries. Other company and product names mentioned herein are the trademarks of their respective owners.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, among others, statements related to the expected timing and consummation of the acquisition of Andromeda, the expected benefits of the potential acquisition of Andromeda, the potentially transformative nature of the transaction including becoming the first disease modifying therapy for adult patients with new onset Type 1 diabetes and the importance of its role in Type 1 diabetes care, the expected timing of the completion of the Phase 3 study and Hyperion's retention of Andromeda's employees. Hyperion cautions investors that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the risk that Hyperion will not be able to realize the expected benefits of the acquisition, the risk that the outcome of the DiaPep277 confirmatory Phase 3 trial is not positive, or even if positive that Hyperion will be unable to obtain regulatory approval for, commercialize or obtain satisfactory reimbursement for DiaPep277 within expected timelines, or at all, and the risk that Hyperion may not be able to in-license or acquire new products or product candidates and may not increase its position in the orphan market. These forward-looking statements speak only as of the date of this press release, and Hyperion undertakes no obligation to update or revise any forward-looking statements. For a description of the risks and uncertainties relating to the business of the company in general, see the "Risk Factors" section of Hyperion's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2014, and in any subsequent filings with the Securities and Exchange Commission.

CONTACT: Myesha Edwards
         Corporate Communications and Investor Relations
         (650) 745-7829